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                                             EXHIBIT 11.1
                                         CAROLCO PICTURES INC.
                                 COMPUTATION OF EARNINGS PER COMMON SHARE


                                                                  Three Months Ended         Nine Months Ended
                                                                    September 30,               September 30,
                                                                1993            1994         1993           1994
                                                                --------------------         -------------------
Weighted average shares outstanding                          30,623,569     140,015,109      30,623,569     140,015,109
Less Treasury shares                                         (2,027,381)     (2,373,756)     (1,530,400)     (2,342,839)
                                                            ------------     -----------     -----------    ------------
Total                                                        28,596,188     137,641,353      29,093,169     137,672,270
                                                            ============    ============     ===========    ============

Loss from continuing operations                            ($12,769,000)    ($8,306,000)   ($31,828,000)   ($31,528,000)
Preferred Dividends                                                   0      (1,061,000)              0      (3,167,000)
                                                            ------------    ------------   -------------    ------------
Loss from continuing operations
    attributable to common shares                          ($12,769,000)    ($9,367,000)   ($31,828,000)   ($34,695,000)
                                                           =============   =============   =============   =============

Loss from continuing operations
    per common share                                             $(0.45)         ($0.07)         ($1.09)         ($0.25)
                                                           =============   =============   =============   =============

Equity in loss from discontinued operations of
    affiliated company                                        ($219,000)             $0     ($1,398,000)             $0
                                                           =============   =============   =============   =============

Loss from discontinued operations per common share               ($0.00)          $0.00          ($0.05)          $0.00
                                                           =============   =============   =============   =============

Extrordinary gain on early extinguishment of debt            $1,799,000              $0      $1,799,000              $0
                                                           =============   =============   =============   =============

Income per share from extraordinary gain                          $0.06           $0.00           $0.06           $0.00
                                                           =============   =============   =============   =============


Net loss                                                   ($11,189,000)    ($8,306,000)   ($31,427,000)   ($31,528,000)
Preferred Dividends                                                   0      (1,061,000)              0      (3,167,000)
                                                           -------------   -------------   -------------   -------------
Net loss attributable to common shares                     ($11,189,000)   ($9,367,000)    ($31,427,000)   ($34,695,000)
                                                           =============   =============   =============   =============

Net loss per common share                                        ($0.39)         ($0.07)         ($1.08)         ($0.25)
                                                            =============    ============  =============   =============

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